Exhibit 99.1

Cumberland House 1 Victoria Street Hamilton HM 11 P.O. Box HM 98 Hamilton HM AX Bermuda (441) 296-7667 fax (441) 296-7665

FOR IMMEDIATE RELEASE

CONTACT:	Jay Burke Annuity & Life Re (Holdings), Ltd. 441-296-7667

ANNUITY & LIFE RE SEPTEMBER 30, 2003 EARNINGS REPORT

Hamilton, Bermuda, November 13, 2003, 6:00 p.m. ET – Annuity and Life Re (Holdings), Ltd. (NYSE: ANR) today reported financial results for the three month period ended September 30, 2003. The Company reported a net income of $33,392 or $0.00 per fully diluted share for the three month period ended September 30, 2003 as compared to a net loss of $(19,147,017) or $(0.74) per fully diluted share for the three month period ended September 30, 2002. Net income in the third quarter of 2003 was primarily the result of a $9.0 million benefit resulting from a comprehensive settlement terminating all reinsurance relationships between XL Life and the Company (the “Comprehensive Settlement”), partially offset by losses on three life reinsurance agreements, litigation costs and compensation related expenses.

Net realized investment losses for the three month period ended September 30, 2003 were $(52,025) or $(0.00) per fully diluted share as compared with net realized investment gains of $9,297,351 or $0.36 per fully diluted share for the three month period ended September 30, 2002.

Jay Burke, Chief Executive Officer and Chief Financial Officer of the Company, commented,

“This quarter’s results show a marked improvement over the recent past. Our results were favorably impacted by the Comprehensive Settlement with XL Life. While this is good news, it also means we still have losses in our remaining book of business. We have yet to fully reposition our investment portfolio and our expense reduction efforts will not completely take hold until the second quarter of 2004.

As of September 30, 2003 our unsecured letter of credit facility at Citibank stood at $26.7 million. Citibank has agreed that, provided the Company can reduce Citibank’s unsecured letter of credit exposure to less than $17 million as of November 30 ,2003, Citibank will renew all letters of credit outstanding at December 31, 2003 through December 31, 2004.

In addition, in the third quarter we were notified by the New York Stock Exchange that we are no longer facing delisting procedures and that the Exchange has removed the flag on our ticker symbol.

I continue to caution that not all of the Company’s issues are resolved. Absent the net income benefit produced by the Comprehensive Settlement with XL Life we would have reported a loss for the quarter. While we believe the third quarter was impacted by some large claims and seasonal premium fluctuations, even adjusting for those items we still would have reported a loss. In addition, we still have significant issues to resolve involving our annuity reinsurance contract with Transamerica, pending shareholder litigation and GMIB / GMDB exposure through our reinsurance agreement with CIGNA.

Transamerica has alleged that the Company owes $14.9 million under its annuity reinsurance contract with Transamerica. The Company has not agreed that such amount is currently owed to Transamerica and the parties are attempting to resolve their disputes. Transamerica has indicated that if the parties cannot resolve their issues, it will attempt to put our Bermuda operating subsidiary into liquidation.

In addition to the discussions with Transamerica related to the alleged amounts owed to it, we have been attempting to engage Transamerica, and ultimately IL Annuity, in discussions aimed at improving investment returns from the convertible bond portfolio and potentially redesigning the VisionMark product to reduce the minimum guarantee exposures from the Transamerica agreement. If the Company is not successful in convincing Transamerica and IL Annuity to restructure the portfolio and/or to redesign the product, the Company may incur additional write downs of deferred acquisition costs in the future.

If we are able to reposition our general account investment portfolio to achieve a substantially higher yield within our investment guidelines, successfully defend ourselves against the shareholder class action suit, achieve a favorable outcome from the MetLife arbitration, and resolve our issues with Transamerica regarding our annuity reinsurance agreement, we can achieve a modest profit in 2004. While I am cautiously optimistic that we can accomplish these objectives, the Company continues to face significant challenges. Our failure to achieve any one of these objectives could have a material adverse effect on our financial condition and results of operations.”

Operating Results

Our net income for the three months ended September 30, 2003 includes a net gain from reinsurance recaptures and terminations of approximately $7.9 million, which includes the impact of the Comprehensive Settlement with XL Life. Adverse mortality experience under the Company’s largest life reinsurance treaty continued, resulting in a loss on that agreement of $(2,397,000) for the quarter. Another large life agreement included an unusually large claim for $900,000 and, coupled with the agreement’s typically lower third quarter premiums, generated a loss of $(2,174,000). We also incurred $1,004,000 for litigation costs and $1,000,000 in compensation related expenses, and added $800,000 to our reserves for guaranteed minimum death and income benefits. Embedded derivatives associated with certain of our modified coinsurance agreements produced a net gain of $2,808,427 million for three months ended September 30, 2003.

Unrealized gains on the Company’s investments declined to $2,211,223 as of September 30, 2003 from $2,641,227 at June 30, 2003. The Company’s investment portfolio currently maintains an average credit quality of AA-. Cash used by operations for the nine month period ended September 30, 2003 was $(97,859,548) compared to cash provided from operations of $27,726,444 for the comparable period ending September 30, 2002. At September 30, 2003, virtually all of the Company’s invested assets were pledged as collateral for the benefit of its U.S. based cedents. Book value per share at September 30, 2003 and June 30, 2003 was $5.52 and $5.53, respectively. Tangible book value, which is GAAP book value excluding deferred acquisition costs, improved to $2.70 at September 30, 2003 as compared to $1.44 at June 30, 2003.

Life Segment Results

Life segment income for the three month period ended September 30, 2003 was $601,214, as compared with segment loss of $(9,938,836) for the comparable prior period of 2002. As mentioned above, major contributors to the current quarter’s result include a net gain from recaptures of $5,637,000, offset by net losses of $(5,600,000) on three life reinsurance agreements, litigation and compensation related expenses.

Annuity Segment Results

Annuity segment income was $378,926 for the three month period ended September 30, 2003, as compared with a loss of $(18,253,644) for the three month period ended September 30, 2002. Segment income for the third quarter of 2003 is the result of a net gain from embedded derivatives of $2,808,000, partially offset by $(568,000) of losses from the recapture of two annuity reinsurance agreements during the quarter, an increase in our guaranteed minimum death benefit and guaranteed minimum income benefit reserve of $800,000 and expenses allocated to this segment.

Conference Call Information

November 14, 2003, 9:00 a.m. Eastern Time
719-457-2727 or 800-474-8920, Code # 557251

The call will be available for replay for seven days following the conference call. The replay numbers are: 719-457-0820 or 888-203-1112, Code # 557251

Annuity and Life Re (Holdings), Ltd. provides annuity and life reinsurance to insurers through its wholly owned subsidiaries, Annuity and Life Reassurance, Ltd. and Annuity and Life Reassurance America, Inc.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by the Company or on its behalf. All statements which address operating performance, events, or developments that the Company expects or anticipates may occur in the future are forward-looking statements. These statements are made on the basis of management’s views and assumptions; as a result, there can be no assurance that management’s expectations will necessarily come to pass. The Company cautions that actual results could differ materially from those expressed or implied in forward-looking statements. Important factors that could materially and adversely affect the Company’s operations and financial condition and/or cause the Company’s actual results of operations or financial condition to differ from those expressed or implied in the Company’s forward-looking statements include, but are not necessarily limited to, the Company’s ability to meet the obligations associated with the Company’s current business and to fund the Company’s continuing operations; the Company’s ability to reduce or otherwise satisfy the Company’s collateral obligations through novations, recaptures or otherwise; the outcome of pending legal proceedings involving the Company; the Company’s ability to obtain adequate financial ratings; the ability of the Company’s cedents to manage successfully assets they hold on the Company’s behalf; the Company’s success in managing its investments; the Company’s ability to maintain the listing of its common shares on the New York Stock Exchange; changes in mortality, morbidity and claims experience; the Company’s ability to make accurate estimates and assumptions regarding future mortality, persistency, lapses, expenses and investment performance based upon historical results and information provided to it by its cedents; the Company’s ability to underwrite business; unanticipated withdrawal or surrender activity; changes in market conditions, including changes in interest rate levels; the competitive environment; the impact of recent and possible future terrorist attacks and the U.S. government’s response thereto; the Company’s ability to attract and retain clients; the loss of a key executive; regulatory changes (such as changes in U.S. tax law and insurance regulation that directly affect the competitive environment for the Company’s products); and a prolonged economic downturn. Investors are also directed to consider the risks and uncertainties discussed in documents the Company has filed with the Securities and Exchange Commission, and in particular, the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, as amended. The Company does not undertake to update any forward-looking statement that may be made from time to time by or on the Company’s behalf.

This press release and the attached financial statements are available in the “Press Releases” section of the Company’s website at www.alre.bm/releases_2003.html. Certain financial information that has been made available to financial analysts, and which may be discussed on the conference call, is available in the “Financial Reports” section of the Company’s website at www.alre.bm/reports.html.

ANNUITY AND LIFE RE (HOLDINGS), LTD.
CONSOLIDATED BALANCE SHEETS
(U.S. dollars)

	September 30, 2003	December 31, 2002

	(unaudited)
Assets
Cash and cash equivalents	$113,859,239	$152,930,908
Fixed income investments at fair value (amortized cost of $96,058,034 and $146,487,903 at September 30, 2003 and December 31, 2002)	98,810,759	153,415,429
Funds withheld at interest	695,573,638	1,427,093,380
Accrued investment income	1,083,924	2,141,338
Receivable for reinsurance ceded	89,506,699	93,669,173
Other reinsurance receivables	6,775,426	25,025,453
Deferred policy acquisition costs	74,844,406	187,913,648
Other assets	965,194	2,508,858

Total Assets	$1,081,419,285	$2,044,698,187

Liabilities
Reserves for future policy benefits	$187,391,334	$269,619,809
Interest sensitive contracts liability	700,977,967	1,443,143,080
Other reinsurance liabilities	38,013,037	51,139,164
Accounts payable and accrued expenses	8,637,124	12,459,423

Total Liabilities	$935,019,462	$1,776,361,476

Stockholders’ Equity
Preferred shares (par value $1.00; 50,000,000 shares authorized; no shares outstanding)	$—	$—
Common shares (par value $1.00; 100,000,000 shares authorized; 26,473,728 and 26,106,328 shares outstanding at September 30, 2003 and December 31, 2002)	26,473,728	26,106,328
Additional paid-in capital	334,481,610	335,334,932
Notes receivable from stock sales	—	(1,626,493)
Unamortized stock grant compensation	(1,732,985)	(2,514,693)
Stock warrants	1,250,000	—
Accumulated other comprehensive income	2,211,223	6,162,525
(Accumulated Deficit)	(216,283,753)	(95,125,888)

Total Stockholders’ Equity	$146,399,823	$268,336,711

Total Liabilities and Stockholders’ Equity	$1,081,419,285	$2,044,698,187

ANNUITY AND LIFE RE (HOLDINGS), LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited and in U.S. dollars)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,

	2003	2002	2003	2002

Revenues
Net premiums	$28,657,264	$84,934,401	$148,586,899	$255,007,035
Investment income, net of related expenses	16,250,225	31,127,396	30,143,651	82,083,855
Net realized investment gains	(52,025)	9,297,351	6,508,019	10,813,315
Net change in fair value of embedded derivatives	2,808,427	(13,277,823)	14,845,749	(18,254,530)
Surrender fees and other revenues	1,667,997	3,549,362	6,061,022	13,606,694

Total Revenues	$49,331,887	$115,630,687	$206,145,340	$343,256,369

Benefits and Expenses
Claims and policy benefits	$19,075,004	$91,381,831	$178,589,650	$224,640,576
Interest credited to interest sensitive products	3,821,854	18,345,349	12,911,155	57,215,862
Policy acquisition costs and other insurance expenses	22,796,448	17,492,342	119,928,722	73,700,329
Collateral costs	—	3,731,580	—	6,080,321
Operating expenses	3,605,189	3,826,602	15,873,678	10,626,666

Total Benefits and Expenses	$49,298,495	$134,777,704	$327,303,205	$372,263,754

Net (Loss)	$33,392	$(19,147,017)	$(121,157,865)	$(29,007,385)

Net (loss) per common share
Basic	$0.00	$(0.74)	$(4.69)	$(1.13)
Diluted	$0.00	$(0.74)	$(4.69)	$(1.13)

ANNUITY AND LIFE RE (HOLDINGS), LTD.
SEGMENT RESULTS
(Unaudited and in U.S. dollars)

	Life	Annuity
Three Months Ending September 30, 2003	Reinsurance	Reinsurance	Corporate	Consolidated

Revenues	$30,013,563	$19,097,603	$220,721	$49,331,887
Benefits and expenses	29,412,349	18,718,677	1,167,469	49,298,495

Segment Income (Loss)	$601,214	$378,926	$(946,748)	$33,392

Total Assets	$273,604,371	$726,777,967	$81,036,947	$1,081,419,285

Fully Diluted Earnings per Share	$0.02	$0.01	$(0.04)	$0.00

Book Value per share				$5.53

Three Months Ending September 30, 2002
Revenues	$86,708,167	$18,535,565	$10,386,955	$115,630,687
Benefits and expenses	96,647,003	36,789,209	1,341,492	134,777,704

Segment (Loss) Income	$(9,938,836)	$(18,253,644)	$9,045,463	$(19,147,017)

Total Assets	$657,422,016	$1,549,867,709	$113,368,735	$2,320,658,460

Fully Diluted Earnings per Share	$(0.39)	$(0.71)	$0.35	$(0.74)

Book Value per share				$14.68

Nine Months Ending September 30, 2003
Revenues	$147,690,979	$50,967,532	$7,486,829	$206,145,340
Benefits and expenses	231,574,262	91,523,023	4,205,920	327,303,205

Segment (Loss) Income	$(83,883,283)	$(40,555,491)	$3,280,909	$(121,157,865)

Fully Diluted Earnings per Share	$(3.25)	$(1.57)	$0.13	$(4.69)

Book Value per share				$5.53

Nine Months Ending September 30, 2002
Revenues	$260,319,387	$66,846,670	$16,090,312	$343,256,369
Benefits and expenses	256,465,767	111,901,285	3,896,702	372,263,754

Segment Income (Loss)	$3,853,620	$(45,054,615)	$12,193,610	$(29,007,385)

Fully Diluted Earnings per Share	$0.15	$(1.76)	$0.48	$(1.13)

Book Value per share				$14.68